Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) made and entered into as of November 7, 2006 (the “Effective Date”) by and between Cox Radio, Inc. (“the Company”) and Richard A. Ferguson (the “Consultant”);

WHEREAS, Consultant retired and voluntarily resigned from his relationship as an employee and executive officer of the Company, and as a member of the Company’s Board of Directors, as of May 31, 2006;

WHEREAS, the Company desires to engage Consultant as an independent contractor to provide various services in and related to Consultant’s area of expertise on projects as requested by the Company, including but not limited to new and existing signal upgrades and station acquisitions, and such other services as the Company may request from time to time, on behalf of the Company and/or its affiliates (collectively the “Services”); and

WHEREAS, the Company has offered to engage Consultant to render the Services to the Company, and Consultant desires to accept such engagement, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Services. During the term of this Agreement, Consultant shall personally provide Services to the Company, as shall be requested by, the President and CEO or any executive officer of the Company.

2. Compensation. In consideration of such Services, the Company shall pay the Consultant a fee to be determined from time to time by the Audit Committee of the Board of Directors of the Company, payable exclusively for rendering Services. Subject to the provisions of Sections 10 and 11 below, such fee shall be payable in monthly installments. Consultant shall keep a record of the Services performed under this Agreement and submit the same to a designated representative of the Company on a monthly basis.

3. Expenses. The Company shall reimburse Consultant for all reasonable travel and other similar expenses incurred on behalf of the Company in the performance of the Services during the Consultant’s engagement under this Agreement. The Consultant agrees to keep and maintain such records of reimbursable expenses as the Company may require and to account for such expenses to the Company by submission of appropriate documentation to a designated representative of the Company.

4. Independent Contractor. During the term of this Agreement, Consultant shall be an independent contractor and not an employee, partner or agent of the Company or a joint venturer with the Company. Consultant agrees to provide the Services as required by the Company in a professional and workmanlike manner. The means, manner and method of performing the

Services shall be at the discretion of the Consultant, provided the Services are timely performed. The Company understands that during the term of this Agreement or any extension thereof Consultant may perform services for businesses or individuals other than the Company except as otherwise provided in Section 6 below. Consultant shall not be entitled to participate in or receive the benefits of any pension, retirement, medical insurance or other employee benefit plan of the Company, its parents or other affiliates based on the relationship created by this Agreement. Consultant shall be responsible for and pay and discharge any and all obligations to federal, state or local governments for income or earnings taxes, social security contributions, unemployment compensation contributions or any other similar obligations (including withholding) arising out of his activities under this Agreement. Consultant agrees to indemnify and hold the Company and its affiliates harmless from any tax liability imposed by any federal, state or local government or agency for Consultant’s failure to pay all necessary taxes and withholding amounts.

5. Term. Subject to Sections 10 and 11 below, Consultant’s initial term of engagement shall be for a period of one year, which shall commence on the Effective Date hereof. This Agreement may be renewed upon terms and conditions mutually agreeable to the parties.

6. Exclusivity. Consultant acknowledges that he has had and will have access to nonpublic and/or proprietary information of the Company and its affiliates (the “Cox Parties”) including, without limitation, business, financial, technical information, market research, priorities, plans and trade secrets, which has been developed or obtained by the Cox Parties by the investment of significant time, effort and expense, and that such information provides the Cox Parties with a significant competitive advantage in their respective markets. Therefore, the parties agree that, during the term of this Agreement or any extension thereof Consultant shall not, directly or indirectly, render any services to any business which, in the Company’s reasonable judgment, competes with any of the businesses of the Cox Parties. Notwithstanding the foregoing, Consultant may provide services to such other business entity if prior to rendering such services Consultant first discloses such services in writing to an executive officer of the Company, and such executive officer agrees in writing (a) that the Company does not wish to take advantage of such services or opportunities itself, and (b) that such services or opportunities may be provided to such other business entity.

7. Conflicts. During the term of this Agreement or any extension thereof, Consultant agrees to comply with the Cox Radio Code of Business Conduct and Ethics and all professional standards governing Consultant objectivity in the performance of his duties, including restrictions relating to business interests or other involvements which could potentially compromise Consultant’s objectivity, or create an impression of conflict of interest. Without limiting the generality of the foregoing, during the term of this Agreement or any extension thereof, Consultant will not accept any gift, compensation, or gratuity from any person, firm, or company with whom any of the Cox Parties is or may be in competition or in any instance that there is any implied or stated expectation of favorable treatment of that person, firm or company or in any circumstance which might affect, or give the appearance that it might affect, the objectivity of Consultant.

8.	Confidentiality.

a. Consultant agrees that both during the term of this Agreement and for a period of five (5) years thereafter he will not disclose to any third party (except as otherwise required by law) or, other than in pursuance of his business relationship with the Cox Parties, use in any way any: (i) nonpublic information that any of the Cox Parties designates as being confidential or which, under the circumstances surrounding disclosure, is understood by Consultant to be treated as confidential, (ii) trade secrets of the Cox Parties, or (iii) business opportunity of the Cox Parties (collectively, “Confidential Information”).

b. Immediately upon termination of this Agreement for any reason, or at any other time upon the Company’s request, Consultant shall return to the Company or (at the option of the Company) destroy all memoranda, notes, records or other documents compiled by Consultant or made available to Consultant during the term of Consultant’s relationship with the Company concerning the business of the Cox Parties, all other Confidential Information and all personal property of the Cox Parties including, without limitation, all files, audio or video tapes, recordings, records, documents, drawings, specifications, lists, equipment, promotional material, scripts, and similar items and all copies thereof or extracts therefrom.

c. Consultant acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of information protected by this Section 8 and that the Cox Parties shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. By disclosing information to Consultant, the Cox Parties do not grant any express or implied right or license to Consultant to or under the Cox Parties’ patents, copyrights, trademarks, trade secrets or other proprietary information.

9. Work Product. Consultant warrants that all ideas, business initiatives and materials created, developed or produced by Consultant whether during his previous employment relationships with any of the Cox Parties or on behalf of the Company during the term of this Agreement (collectively, “Work Product”) do not infringe the rights of third parties. In consideration of the compensation set forth in Section 2, the Company will own, exclusively, perpetually and universally, all rights to such Work Product. Such ownership rights do not end with this Agreement, but exist in perpetuity. To the extent any of the Work Product is an original material, it shall become the Company’s property, as a Work Made For Hire under the copyright laws of the United States. To the extent a court of competent jurisdiction declares this Work-Made-For-Hire provision invalid to any extent, Consultant hereby assigns to the Company all right, title and interest in and to all such original materials. Notwithstanding the foregoing, an idea, business initiative or material that would otherwise constitute Work Product as defined above shall not constitute Work Product if such idea, business initiative or material is first disclosed in writing to an executive officer of the Company, and such executive officer agrees in writing that such idea, business initiative or material shall not constitute Work Product hereunder.

10. Termination by the Consultant. Notwithstanding anything contained herein to the contrary, the Consultant may terminate this Agreement at any time and for any reason upon giving the Company two weeks’ prior written notice in which event the Company shall pay the Consultant compensation pursuant to Section 2 hereof for Services rendered through said two week notice period. The parties acknowledge that Section 2 provides for payment of compensation on a monthly basis, and in the event of early termination by Consultant pursuant to this Section 10, the parties agree to pay or refund compensation to reflect payment for the period of time for which Services have actually been performed.

11. Termination by the Company. Notwithstanding anything contained herein to the contrary, the Company may terminate this Agreement: (i) at any time and for any reason upon giving the Consultant two weeks’ prior written notice, or (ii) at any time immediately upon notice if Consultant is in breach of this Agreement or if the Company is dissatisfied for any reason with the Services provided by Consultant. In the event of termination by the Company, the Company shall pay the Consultant compensation pursuant to Section 2 hereof for Services rendered through the date of termination. The parties acknowledge that Section 2 provides for payment of compensation on monthly basis, and in the event of early termination by the Company pursuant to this Section 11, the parties agree to pay or refund compensation to reflect payment for the period of time for which Services have actually been performed.

12. Benefit and Assignment. This Agreement shall be binding upon the Consultant, the Company, and their permitted successors-in-interest. This Agreement shall not be assigned by either party without the prior written consent of the other, provided however that the Company shall be entitled to assign its rights and obligations under this Agreement to any of the Cox Parties.

13. Entire Agreement. This Agreement constitutes the entire agreement among the parties with regard to the Services to be provided by Consultant and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter of this Agreement.

14. Amendment and Modification. This Agreement may only be amended or modified in writing by the mutual agreement of the parties.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia without regard to its conflict of laws provisions.

16.	Indemnification.

a.	By Consultant. Consultant, for himself and his employees, agents, subcontractors, successors and assigns, does hereby agree to indemnify and hold harmless the Cox Parties from, against and with respect to any and all liabilities, claims, damages, judgments, costs or expenses (including reasonable attorney’s fees and expenses incurred in defending against such liabilities and claims), of any kind or character, that arise out of or are in any manner incident, relating or attributable to breach of any of Consultant’s agreements, representations or warranties herein.

b.	By the Company. the Company does hereby agree to indemnify and hold harmless Consultant from, against and with respect to any and all liabilities, claims, damages, judgments, costs or expenses (including reasonable attorney’s fees and expenses incurred in defending against such liabilities and claims), of any kind or character, that arise out of or are in any manner incident, relating or attributable to breach of any of the Company’s agreements, representations or warranties herein.

17. No Waiver. Any waiver of any term or condition of this Agreement must be in writing and signed by the party granting the waiver. A waiver by the Company or Consultant of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

18. Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement, such other provisions remaining in full force and effect, and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

19. Survival. The termination of this Agreement shall not affect the rights and obligations which customarily survive the termination of a consulting agreement, including, without limitation, Sections 8, 19 and 16.

20. Captions. The captions in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

CONSULTANT	COX RADIO, INC.

/s/ Richard A. Ferguson	By:	/s/ Neil O. Johnston
Richard A. Ferguson	Name:	Neil O. Johnston
	Title:	Vice President & Chief Financial Officer

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